[Logo Hershey Foods Corporation appears here] Hershey Foods NEWS
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Corporate Communications . Hershey Foods Corporation . 100 Crystal A Drive .
                            Hershey, PA  17033
E-mail: pr@hersheys.com . http://www.hersheys.com
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                 Hershey Announces Higher Realignment Charge and
                Additional Savings from Value-Enhancing Strategy

HERSHEY, Pa., January 8, 2002 - Hershey Foods Corporation (NYSE:HSY) today announced a higher realignment charge and additional anticipated savings from its value-enhancing initiatives announced on October 24, 2001. The changes primarily reflect higher employee acceptance of its previously announced voluntary work force reduction program, one part of a broad strategy to enhance the future operating performance of the Company.

As a result of the changes, the business realignment charges announced in October will increase from $275 million to $310 million and from $1.24 to $1.39 per share-diluted, while projected savings will increase approximately $15 million annually to $75-$80 million per year when fully implemented. Consistent with the strategic direction, on-going savings will be substantially reinvested in enhanced brand building and selling capabilities.

The Corporation expects to record a charge of $1.25 per share-diluted in the fourth quarter of 2001, including $.22 per share-diluted of operating charges related to its previously announced raw material inventory reductions and $1.03 per share-diluted related to previously announced restructuring activities, including the work force reduction initiatives. The $.14 per share-diluted balance of the realignment charge will occur during 2002.

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"Our underlying business performance remains on track and in line with previous guidance. This greater acceptance of our voluntary work force reduction program is good for both our employees and our shareholders. It enables Hershey to further streamline the organization and free up additional funds for investment in our business," said Richard H. Lenny, Chairman of the Board, President and Chief Executive Officer.

SAFE HARBOR STATEMENT
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; market demand for new and existing products; the Company's ability to implement improvements to and reduce costs associated with the Company's distribution operations; pension cost factors, such as actuarial assumptions and employee retirement decisions; the Company's ability to sell certain assets at targeted values; and changes in raw material and other costs, as discussed in the Company's Annual Report on Form 10-K for 2000.
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Contact:  John C. Long (717) 534-7631
Financial Contact: James A. Edris (717) 534-7556